UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report

 (Date of earliest event reported):

April 18, 2012 (April 12, 2012)

COVER-ALL TECHNOLOGIES INC.

(Exact name of Registrant as Specified in its Charter)

Delaware

1-09228

13-2698053

(State or Other Jurisdiction

(Commission

(IRS Employer

of Incorporation)

File Number)

Identification No.)

 55 Lane Road, Fairfield, New Jersey 07004

(Address of Principal Executive Offices)

Registrant's telephone number, including area code

          (973) 461-5200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On April 12, 2012, Cover-All Technologies Inc. (the "Company") entered into a lease agreement with Kemble Plaza II Realty L.L.C. (the "Landlord") for approximately 23,400 square feet of office space located at 412 Mt. Kemble Avenue, Morris Township, New Jersey.  The lease is expected to commence on November 1, 2012 for a term of 89 months.  The Company has an option to renew the lease for an additional term of five years.

The base rent under the lease is as follows: months 1-12, $43,897.50 per month (provided, however, that the Landlord has agreed to waive base rent for months 1-5); months 13-24, $44,873.00 per month; months 25-36, $45,848.50 per month; months 37-48, $46,824.00 per month; months 49-60, $47,799.00 per month; months 61-72, $48,775.00 per month; and months 73-89, $49,750.50 per month.  In addition to base rent, the Company will be responsible for certain costs and charges identified in the lease, including certain utility expenses, real estate taxes, insurance and operating costs.

During the first year after the commencement of the lease, the Company has a right of first refusal with respect to approximately 4,500 square feet of contiguous space.

The Company will relocate its corporate offices and headquarters to such space upon completion of the Landlord’s work in the new space, which is expected to be on or prior to November 1, 2012.  This should enable the Company to vacate its current premises upon the conclusion of its current lease, which expires on October 31, 2012.

This Current Report on Form 8-K summarizes the material provisions of the lease.  This summary is qualified in its entirety by reference to the full text of the lease, which will be filed as an exhibit to the Company's Quarterly Report and Form 10-Q for the quarter ended March 31, 2012.

[signature on following page]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVER-ALL TECHNOLOGIES INC.

Date:  April 18, 2012

By:

 /s/ Ann Massey

Ann Massey, Chief Financial Officer